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                                                                   EXHIBIT 5.3
                        Willkie Farr & Gallagher
                          153 East 53rd Street
                           New York, NY 10022

September 22, 1997

NEXTLINK Communications, Inc.
155 108th Avenue, N.E.
8th Floor
Bellevue, Washington 98004

Ladies and Gentlemen:

We have acted as counsel to NEXTLINK Communications, Inc. (the "Company"), a corporation organized under the laws of the State of Washington, in connection with the preparation of a registration statement on Form S-1 (as amended, the "Registration Statement") relating to the offer and sale of Senior Notes due 2007 of the Company (the "Notes") to be issued under an Indenture (the "Indenture") to be entered into by the Company and United States Trust Company of New York, as Trustee and sold pursuant to the terms of an underwriting agreement to be executed by the Company, Salomon Brothers Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and TD Securities (USA) Inc. (the "Underwriters").

You have asked us for an opinion on the material United States federal income
tax consequences anticipated for holders of the   Notes.  Capitalized terms
used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement.

We have examined copies of the certificate of incorporation and by-laws of the Company, and the amendments thereto, the Registration Statement, certain resolutions adopted by the Company's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Our opinion is based on statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any variation or difference in the relevant facts from those set forth in the Registration Statement may affect the conclusions stated herein.

Based on the foregoing, it is our opinion that the section in the Registration Statement under the caption "Certain United States Federal Income Tax Consequences," while not purporting to discuss all tax matters relating to the Notes, sets forth the material United States federal income tax consequences relating to the Notes, subject to the qualifications set forth therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ WILLKIE FARR & GALLAGHER
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WILLKIE FARR & GALLAGHER